Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 on Form S-11 to Registration Statement No. 333-111919 on Form S-3; Registration Statement No. 333-117650 on Form S-3; and Registration Statement No. 333-54802 on Form S-3 of our reports dated March 31, 2005, relating to the financial statements and financial statement schedules of CharterMac and subsidiaries and to management's report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of CharterMac and subsidiaries for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP



New York, NY
April 25, 2005